                                                                 EXHIBIT 10.04

                            CONTRACT OF EMPLOYMENT

                (including particulars of terms of employment
                 required by the Employment Rights Act 1996)




EMPLOYER UDATE.COM LIMITED of New Enterprise House, St Helens Street, Derby, DE1 3GY ("the Company")

EMPLOYEE  MARTIN CLIFORD

DATE:     9th May 2000

1.      COMMENCEMENT OF EMPLOYMENT

        1.1 Your employment with the Company will begin on or before 1st June 2000 which is the date of commencement of your period of continuous employment.

2.      JOB TITLE

        2.1    You are employed as the Business Development Manager.

3.      DUTIES

        3.1 You will carry out such duties and comply with such instructions consistent with your position and status as the Company reasonably determines from time to time.

        3.2 You will report to The Chief Executive Officer or such other person as the company may decide appropriate.



4.      PLACE OF WORK

        4.1 Your place of work will be the Company's offices at New Enterprise House, St Helens Street, Derby but you may be required to work at any other location in the United Kingdom and it is a condition of your employment that you comply with any such requirement. Your role will require you to travel both abroad and within the UK frequently.



5.      REMUNERATION

        5.1 Your basic salary will be Pound Sterling70,000 per annum which is payable monthly in arrears on the last Friday of each month by bank giro credit direct to your bank.

        5.2 You will be entitled to receive a bonus which will be calculated at 65% of salary subject to terms and conditions to be agreed between the parties within three months of the date of commencement of your employment.

        5.3 You will be entitled to receive a Motor Car Allowance of Pound Sterling 15,000 per annum gross payable on the last Friday of each month by bank giro credit direct to your bank. The allowance is to enable you to purchase or lease a motor vehicle for business and private use, such vehicle to be approved by the Company as suitably commensurate with your status. The allowance will also cover the cost of road fund licence, insurance premiums and running expenses in respect of the motor car including fuel, oil, maintenance and repairs.



6.      EXPENSES

        6.1 If you incur travelling expenses (other than travel to and from work), accommodation or other expenses in the course of carrying out your duties, you will be reimbursed for these by the Company on production of appropriate vouchers or receipts.

7.      HOURS OF WORK

        7.1 Your normal hours of work are from 9.00am until 5.00pm Monday to Friday inclusive with a one hour break for lunch to be taken between 1.00pm and 2.00pm. You will be required to work such additional hours as may be necessary for the proper performance of your duties, for which you will receive no additional payment.

8.      HOLIDAYS AND HOLIDAY PAY

        8.1 You are entitled, in addition to the usual bank and public holidays, to 20 working days' paid holiday in each calendar
               year of employment.   Where you are employed for part of a
               calendar year only - either on commencement or termination of your employment - you will be entitled to paid holiday pro rata to the number of complete calendar months worked by you in the relevant calendar year. The dates of your holiday must be approved beforehand by your Manager. Unused holiday entitlement may not be carried forward to the next year without the written permission of your manager.

        8.2 On the termination of your employment, where you have taken more or less than your holiday entitlement as calculated above, an adjustment based on your normal rate of pay will be made in your final pay. The adjustment will be either by way of deduction if you have taken more than your entitlement, or by way of an additional payment where you have taken less than your entitlement, calculated on a pro rata basis by reference to the number of days' holiday in respect of which such adjustment is made.



9.      SICKNESS AND SICK PAY

        9.1 If you are absent from work due to illness or injury or for any other reason you must let the Company know by 10.30am on your first day of absence that you will be unable to attend. You must also keep the Company advised regularly if you continue to be absent and of your likely return date. If you are absent due to sickness or injury for one day or more, immediately you return to work you must obtain and complete a sickness self-certification and submit it to your manager.

        9.2 If you are absent for more than seven consecutive days (including Saturdays and Sundays) due to illness or injury you must obtain a doctor's certificate where appropriate at your own expense and give or send it immediately to your manager. Thereafter any further absence must continue to be supported by doctor's certificates.

        9.3 Failure to comply with the above procedures will result in the loss of the discretionary element of Company sick pay (referred to below) and may also disqualify you from receiving Statutory Sick Pay ("SSP"). For the avoidance of doubt the Company will be entitled to terminate your employment in accordance with the terms of this Contract (whether with or without notice as appropriate in the circumstances) during any period of sickness absence.

        9.3.1 Provided that you have complied with the requirements above, the Company will continue to pay you at your normal rate of pay during any unavoidable absence through sickness or injury (whether continuous or intermittent) up to a maximum, in any period of 12 consecutive months, of four weeks at full pay, then four weeks at half pay and thereafter at the discretion of the Company. Any payment made to you under this provision will include any entitlement which you may have to receive SSP from the Company. Company sick pay will be reduced by the amount of any Social Security benefits recoverable by you (whether or not recovered) in respect of your illness or injury.

        9.4 Your "qualifying days" for SSP purposes are Monday to Friday (inclusive).


10.     PENSION AND OTHER BENEFITS



        10.1 There is no Company pension scheme and no contracting out certificate has been obtained in respect of your employment.


        10.2 You will be eligible for immediate insurance cover under the Company's life assurance scheme, (or any other scheme providing an equivalent benefit) subject to the rules of the scheme from time to time and such evidence of health as such insurance company may require.

        10.3 You will be eligible for immediate medical expenses insurance and permanent health insurance.

11.     SHARE OPTION SCHEME

        You may be invited to participate in the Company's Share Option Scheme ("the Share Option Scheme") in accordance with its rules from time to time ("the Rules").



12.     CONFIDENTIALITY

        12.1 In the ordinary course of your employment you will be exposed to information about the business of the Company and the Group and the suppliers and customers of the Company and the Group which is confidential or is commercially sensitive and which may not be readily available to competitors or the general public and which if disclosed will be liable to cause significant harm to the Company or the Group.

        12.2 You must not whether during or after your employment, except as authorised or required by your duties as an employee of the Company, reveal to any person, firm, company or organisation or otherwise make use of any of the trade secrets, secret or confidential operations, processes or dealings or any information (other than that within the public domain) concerning the organisation, business, finances, transactions or affairs of the Company or any Group company (including lists of the customers or clients) of the Company or of any such company which may come to your knowledge during your employment. Nothing in this clause will prevent you from disclosing information to comply with a Court Order or perform any statutory obligation on you to do so.

13.     ACTIVITIES DURING YOUR EMPLOYMENT

        You will not during your employment, except with the written consent of the Company, be directly or indirectly engaged, concerned or interested in any other trade, business or occupation whatsoever. Further, you must not during your employment except with the Company's written consent, introduce to any other competing business orders for goods or services with which the Company is able to deal.

14.     DISCIPLINARY AND GRIEVANCE PROCEDURE

        14.1 The Company does not operate a formal disciplinary procedure which is applicable to your employment. If you have any grievance in relation to your employment you should raise it with your manager in writing. If the matter is not resolved you may then take it up in writing with the Chief Executive Officer whose decision will be final.


15.     TERMINATION OF EMPLOYMENT

        15.1 Subject as follows the Company can terminate your employment at any time by giving you three calendar months' written notice.

        15.2 You may terminate your employment at any time by giving the Company at least three calendar months' written notice.

        15.3 The Company has the right to terminate your employment without notice if you breach the terms and conditions of your employment and/or in the case of gross misconduct. Gross misconduct includes (but is not limited to) dishonesty, fraud, insider dealing, breach of company confidentiality, pilferage, being under the influence of alcohol or prescribed drugs or other substances at work, flagrant disobedience of reasonable orders from superiors, causing actual or threatening physical harm, harassment (sexual racial or by reason of another's disability) and causing damage to Company property.

16.     COMPANY PROPERTY

        On request and in any event on termination of your employment for any reason you are required to return to the Company all company property including any company car, company credit or charge cards, your security pass, all keys, computer hard and software including discs and all documents in whatever form (including notes and minutes of meetings, customer lists, diaries and address books, computer printouts, plans, projections) together with all copies which are in your possession or under your control. The ownership of all such property and documents will at all time remain vested in the Company.



17.     NORMAL RETIREMENT AGE

        Your normal retirement age is 65 years and your employment will automatically terminate when you reach this age.


18.     DEDUCTIONS

        You hereby authorise the Company to deduct from your pay (including holiday pay, sick pay, bonus or commission and pay in lieu of notice) any amounts which are owed by you to the Company or any other company in the Group (including any season ticket or other loans, travel allowance, expenses float or relocation assistance).



19.     RULES, POLICIES, PROCEDURES

        You must comply at all times with the Company's rules and procedures relating to equal opportunities, harassment, health and safety, compliance, external interests and all other rules and procedures introduced by the Company from time to time. Copies of all rules, policies and procedures can be obtained from the Company Secretary. For the avoidance of doubt such rules, policies and procedures are not incorporated by reference into this Contract and they can be changed, replaced or withdrawn at any time at the discretion of the Company. Breach of any Company rules, policies or procedures may result in disciplinary action.

20.     ENTIRE AGREEMENT

        This Contract contains the entire and only agreement between us and supersedes all previous agreements between you and the Company, except for the agreement to be reached between the parties concerning the terms and conditions relating to your entitlement to a bonus payment.

21.     MEANING OF WORDS USED

        In this Contract "Group" means the Company any holding company of the Company for the time being and any subsidiary (as defined in Section 736 of the Companies Act 1985) for the time being of the Company or its holding company and "Group company" means any company in the Group.



Signed on behalf of the

Company by          /s/Melvyn Morris CEO      Date           12/5         2000

I understand and agree to the terms and conditions of my Contract of Employment as set out above.

Employee's signature .../s/ Martin Clifford............... Date 12rd May  2000